Annual Shareholder Meetings Results:

The Funds held their annual meetings of shareholders on December 18, 2007. Common/Preferred shareholders voted as indicated below:

								    Withheld
	 					Affirmative	   Authority

California Municipal III:
Re-election of John J. Dalessandro II*
 Class II to serve until 2010	              	     5,924	           0
Re-election of John C. Maney
 Class III to serve until 2008		      	19,076,481           261,757
Re-election of R. Peter Sullivan III
 Class II to serve until 2010	     		19,076,076           262,162

Messrs. Hans W. Kertess, Paul Belica, Robert E. Connor* and William B. Ogden, IV continue to serve as Trustees.
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*Preferred Shares Trustee